Exhibit 99.1

WEX Inc. Reports Third Quarter 2021 Financial Results

PORTLAND, Maine--(BUSINESS WIRE)--October 28, 2021--WEX Inc. (NYSE: WEX), a leading financial technology service provider, today reported financial results for the three months ended September 30, 2021.

“We delivered impressive results in the third quarter driven by recovering customer spend patterns from the COVID impacted lows and implementation of new customer wins coming from continued success in the marketplace. Importantly, total purchase volume processed across the Company reached an all-time high of $26 billion up 93% as we continue to capitalize on these positive trends,” said Melissa Smith, WEX’s Chair and Chief Executive Officer.

Ms. Smith added, “The strategic investments we have made over the last few years to expand our modern commerce platform are paying dividends. Our proven track record coupled with market-leading innovation, integrated solutions, and digital marketing engine is resonating in the marketplace and underpinning our impressive results. Payment ecosystems can be complex, which is why we work to seamlessly integrate into our customer’s workflows and create an intelligent, secure, highly scalable, and resilient infrastructure. We are excited about the growth opportunities ahead and remain committed to driving long-term shareholder value while delivering for our customers.”

Third Quarter 2021 Financial Results

Total revenue for the third quarter of 2021 increased 26% to $482.8 million from $382.1 million for the third quarter of 2020. This revenue increase in the quarter includes a $34.9 million favorable impact from fuel prices and spreads and a $1.0 million positive impact from foreign exchange rates.

Net income attributable to shareholders on a GAAP basis increased by $114.2 million to net income of $48.3 million, or $1.07 per diluted share, compared with a net loss of $65.8 million, or $(1.49) per diluted share, for the third quarter of 2020. The Company's adjusted net income attributable to shareholders, which is a non-GAAP measure, was $111.1 million for the third quarter of 2021, or $2.45 per diluted share, up 54% per diluted share from $70.9 million or $1.59 per diluted share for the same period last year. See Exhibit 1 for a full explanation and reconciliation of adjusted net income attributable to shareholders and adjusted net income attributable to shareholders per diluted share to the comparable GAAP measures.

Third Quarter 2021 Performance Metrics

  Average number of vehicles serviced was approximately 16.2 million, an increase of 6% from the third quarter of 2020.
  Total fuel transactions processed increased 8% from the third quarter of 2020 to 161.8 million. Payment processing transactions increased 11% to 134.0 million.
  Travel and Corporate Solutions' segment purchase volume grew 172% to $12.8 billion from $4.7 billion in the third quarter of 2020.
  Health and Employee Benefit Solutions' average number of Software-as-a-Service (SaaS) accounts in the U.S. grew 16% to 16.9 million from 14.6 million in the third quarter of 2020.

“Building upon the strong momentum in the first half of the year, third quarter results exceeded our expectations, with revenues substantially surpassing the previous quarterly high and adjusted earnings up both year-over-year and sequentially. Our strong adjusted earnings results were driven primarily by persistent better-than-expected volume in our Fleet Solutions and Travel and Corporate Solutions segments, and double-digit revenue increases across each segment,” said Roberto Simon, WEX’s Chief Financial Officer. “We continue to integrate our recent acquisitions ahead of schedule, while driving robust organic growth and realizing operating efficiencies. In addition, we remain focused on driving innovation across technology platforms in-line with accelerating global trends.”

In a separate press release, the Company also announced today that Robert Deshaies, current President of the Health segment, will be its new Chief Operating Officer, Americas, effective January 1, 2022. In addition, Scott Phillips, currently President, Global Fleet, will retain his current position until January 1, 2022, and will help facilitate a smooth transition of the Fleet business, until he leaves WEX on April 1, 2022.

Financial Guidance and Assumptions

The Company provides revenue guidance on a GAAP basis and earnings guidance on a non-GAAP basis, due to the uncertainty and the indeterminate amount of certain elements that are included in reported GAAP earnings.

  For the fourth quarter of 2021, the Company expects revenue in the range of $468 million to $483 million and adjusted net income in the range of $102 million to $111 million, or $2.25 to $2.45 per diluted share.
  For the full year 2021, the Company expects revenue in the range of $1.821 billion to $1.836 billion and adjusted net income in the range of $400 million to $409 million, or $8.81 to $9.01 per diluted share.

Fourth quarter and full year 2021 guidance is based on assumed average U.S. retail fuel prices of $3.45 and $3.12 per gallon, respectively, with some of the benefit of higher prices in the U.S. being offset by expected lower spreads in Europe. The fuel prices referenced above are based on the applicable NYMEX futures price from the week of October 18, 2021. Our guidance assumes approximately 45.4 million fully diluted shares outstanding for the full year. In addition, in October, the Company renewed a contract with a significant Corporate Payments customer which will alter the presentation of revenue. While there is no material impact to operating income, the accounting presentation of revenue will change from gross to net, with a corresponding change in sales and marketing costs. In 2020, fourth quarter revenue would have been approximately $15 million lower due to this change, which is reflected in the guidance above.

The Company's adjusted net income guidance, which is a non-GAAP measure, excludes unrealized gains and losses on financial instruments, net foreign currency gains and losses, changes in fair value of contingent consideration, acquisition-related intangible amortization, other acquisition and divestiture related items, the gain/loss on sales of subsidiary, stock-based compensation, other costs, debt restructuring and debt issuance cost amortization, similar adjustments attributable to our non-controlling interests and certain tax related items. We are unable to reconcile our adjusted net income guidance to the comparable GAAP measure without unreasonable effort because of the difficulty in predicting the amounts to be adjusted, including, but not limited to, foreign currency exchange rates, unrealized gains and losses on financial instruments, acquisition and divestiture related items and adjustments to the redemption value of a non-controlling interest, which may have a significant impact on our financial results.

Additional Information

Management uses the non-GAAP measures presented within this earnings release to evaluate the Company's performance on a comparable basis. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for, or superior to, disclosure in accordance with GAAP.

To provide investors with additional insight into its operational performance, WEX has included in this earnings release in Exhibit 1, reconciliations of non-GAAP measures referenced in this earnings release, in Exhibit 2, tables illustrating the impact of foreign currency rates and fuel prices for each of our reportable segments for the three and nine months ended September 30, 2021, and in Exhibit 3, a table of selected non-financial metrics for the quarter ended September 30, 2021 and four preceding quarters. The Company is also providing segment revenue for the three and nine months ended September 30, 2021 and 2020 in Exhibit 4 and information regarding segment adjusted operating income margin and adjusted operating income margin in Exhibit 5.

Conference Call Details

In conjunction with this announcement, WEX will host a conference call today, October 28, 2021, at 10:00 a.m. (ET). As previously announced, the conference call will be webcast live on the Internet, and can be accessed along with the accompanying slides at the Investor Relations section of the WEX website, www.wexinc.com. The live conference call also can be accessed by dialing (888) 510-2008 or +1 (646) 960-0306. The Conference ID number is 2237921. A replay of the webcast and the accompanying slides will be available on the Company's website.

About WEX

WEX (NYSE: WEX) is a leading financial technology service provider. We provide payment solutions to businesses of all sizes across a wide spectrum of sectors, including fleet, corporate payments, travel and health. WEX has offices in 14 countries and employs approximately 5,400 people around the world. Learn more at LinkedIn, Facebook, Instagram, Twitter, and our corporate blog. For more information, visit www.wexinc.com.

Forward-Looking Statements

This earnings release contains forward-looking statements, including statements regarding: assumptions underlying the Company's future financial performance, future operations; future growth opportunities and expectations; expectations for future revenue performance, future impacts from areas of investment, expectations for the macro environment; and, expectations for volumes. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. When used in this earnings release, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including: the demand for worldwide travel as a result of COVID-19 and the length of time it may take for the travel industry to rebound to and grow beyond pre-pandemic levels; the extent to which the coronavirus (COVID-19) pandemic and measures taken in response thereto impact our business, results of operations and financial condition in excess of current expectations; the impact of fluctuations in fuel prices and fuel spreads in our international markets, including the resulting impact on our revenues and net income; the effects of general economic conditions, including those caused by the effects of COVID-19, on overall employment, travel and fueling patterns as well as payment and transaction processing activity; failure to expand the Company’s technological capabilities and service offerings as rapidly as the Company’s competitors; limitations on interchange fees; failure to comply with the applicable requirements of MasterCard or Visa contracts and rules; the Company’s failure to maintain or renew key commercial agreements or to maintain volumes under such agreements; breaches of the Company’s technology systems or those of our third-party service providers and any resulting negative impact on our reputation, liabilities or relationships with customers or merchants; the actions of regulatory bodies, including banking and securities regulators, or possible changes in banking or financial regulations impacting the Company’s industrial bank, the Company as the corporate parent or other subsidiaries or affiliates; the Company’s ability to successfully finalize the recently announced Executive Leadership Team transition plan and to appoint additional officers; the success of the Company’s recently announced Executive Leadership Team and strategic reorganization; the effects of the Company’s business expansion and acquisition efforts; the failure of corporate investments to result in anticipated strategic value; the Company’s failure to comply with the Treasury Regulations applicable to non-bank custodians; potential adverse changes to business or employee relationships, including those resulting from the completion of an acquisition; competitive responses to any acquisitions; uncertainty of the expected financial performance of the combined operations following completion of an acquisition; the failure to complete or successfully integrate the Company’s acquisitions or the ability to realize anticipated synergies and cost savings from such transactions; unexpected costs, charges, or expenses resulting from an acquisition; the Company’s failure to successfully acquire, integrate, operate and expand commercial fuel card programs; the impact and size of credit losses; the impact of changes to the Company’s credit standards; failure to successfully implement the Company’s information technology strategies and capabilities in connection with its technology outsourcing and insourcing arrangements and any resulting cost associated with that failure; legal, regulatory, political and economic uncertainty surrounding the United Kingdom’s departure from the European Union and the resulting trade agreement; the impact of foreign currency exchange rates on the Company’s operations, revenue and income; changes in interest rates; the impact of the future transition from LIBOR as a global benchmark to a replacement rate; the impact of the Company’s debt instruments on the Company’s operations; the impact of increased leverage on the Company’s operations, results or borrowing capacity generally, and as a result of acquisitions specifically; the impact of sales or dispositions of significant amounts of our outstanding common stock into the public market, or the perception that such sales or dispositions could occur; the possible dilution to our stockholders caused by the issuance of additional shares of common stock or equity-linked securities, whether as result of our convertible notes or otherwise; the incurrence of impairment charges if our assessment of the fair value of certain of our reporting units changes; the uncertainties of litigation; as well as other risks and uncertainties identified in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission on March 1, 2021 and in Item 1A of our quarterly report on Form 10-Q for the quarter ended June 30, 2021, filed with the Securities and Exchange Commission on August 4, 2021.

The Company's forward-looking statements do not reflect the potential future impact of any alliance, merger, acquisition, disposition or stock repurchases. The forward-looking statements speak only as of the date of this earnings release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

WEX INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Revenues
Payment processing revenue	$226,126	$171,077	$627,941	$522,575
Account servicing revenue	137,724	112,417	389,344	335,736
Finance fee revenue	67,769	46,307	179,421	144,945
Other revenue	51,145	52,315	156,298	157,623
Total revenues	482,764	382,116	1,353,004	1,160,879
Cost of services
Processing costs	121,207	102,244	347,177	307,152
Service fees	14,246	10,881	39,151	34,335
Provision for credit losses	14,127	12,283	32,148	66,851
Operating interest	2,124	5,262	7,019	20,151
Depreciation and amortization	28,226	26,202	83,871	76,115
Total cost of services	179,930	156,872	509,366	504,604
General and administrative	79,486	73,131	245,460	197,432
Sales and marketing	82,225	64,592	246,177	188,118
Depreciation and amortization	40,301	39,314	118,360	118,907
Loss on sale of subsidiary	—	46,362	—	46,362
Operating income	100,822	1,845	233,641	105,456
Financing interest expense	(32,493)	(40,950)	(98,250)	(101,813)
Change in fair value of contingent consideration	2,800	—	(44,900)	—
Other income	3,617	—	3,617	—
Net foreign currency loss	(9,962)	(784)	(11,375)	(31,973)
Net unrealized gain (loss) on financial instruments	6,424	3,774	19,470	(32,115)
Income (loss) before income taxes	71,208	(36,115)	102,203	(60,445)
Income tax expense (benefit)	19,340	21,602	16,924	(3,852)
Net income (loss)	51,868	(57,717)	85,279	(56,593)
Less: Net income from non-controlling interests	134	1,244	1,099	3,282
Net income (loss) attributable to WEX Inc.	$51,734	$(58,961)	$84,180	$(59,875)
Change in value of redeemable non-controlling interest	(3,416)	(6,879)	(72,283)	50,437
Net income (loss) attributable to shareholders	$48,318	$(65,840)	$11,897	$(9,438)

Net income (loss) attributable to shareholders per share:
Basic	$1.08	$(1.49)	$0.27	$(0.22)
Diluted	$1.07	$(1.49)	$0.26	$(0.22)
Weighted average common shares outstanding:
Basic	44,861	44,166	44,664	43,720
Diluted	45,279	44,166	45,334	43,720

WEX INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30, 2021	December 31, 2020
Assets
Cash and cash equivalents	$533,830	$852,033
Restricted cash	628,436	477,620
Accounts receivable	3,053,565	1,993,329
Securitized accounts receivable, restricted	126,648	93,236
Prepaid expenses and other current assets	93,275	86,629
Total current assets	4,435,754	3,502,847
Property, equipment and capitalized software	178,797	188,340
Goodwill and other intangible assets	4,596,436	4,240,150
Investment securities	36,855	37,273
Deferred income taxes, net	36,431	17,524
Other assets	229,858	197,227
Total assets	$9,514,131	$8,183,361
Liabilities and Stockholders’ Equity
Accounts payable	$1,289,591	$778,207
Accrued expenses	432,879	362,472
Restricted cash payable	627,217	477,620
Short-term deposits	1,016,327	911,395
Short-term debt, net	183,244	152,730
Other current liabilities	55,377	58,429
Total current liabilities	3,604,635	2,740,853
Long-term debt, net	2,802,317	2,874,113
Long-term deposits	600,496	148,591
Deferred income taxes, net	204,730	220,122
Other liabilities	266,221	164,546
Total liabilities	7,478,399	6,148,225
Commitments and contingencies
Redeemable non-controlling interest	191,487	117,219
Stockholders’ Equity
Total WEX Inc. stockholders’ equity	1,844,245	1,904,895
Non-controlling interest	—	13,022
Total stockholders’ equity	1,844,245	1,917,917
Total liabilities and stockholders’ equity	$9,514,131	$8,183,361

Exhibit 1
Reconciliation of Non-GAAP Measures
(in thousands, except per share data)
(unaudited)

Reconciliation of GAAP Net Income (Loss) Attributable to Shareholders to Adjusted Net Income Attributable to Shareholders

	Three Months Ended September 30,
	2021		2020
		per diluted share		per diluted share
Net income (loss) attributable to shareholders	$48,318	$1.07	$(65,840)	$(1.49)
Unrealized gain on financial instruments	(6,424)	(0.14)	(3,774)	(0.09)
Net foreign currency remeasurement loss	9,962	0.22	784	0.02
Change in fair value of contingent consideration	(2,800)	(0.06)	—	—
Acquisition–related intangible amortization	46,965	1.04	42,831	0.97
Other acquisition and divestiture related items	3,395	0.07	20,328	0.46
Loss on sale of subsidiary	—	—	46,362	1.05
Stock–based compensation	22,166	0.49	18,170	0.41
Other costs	1,711	0.04	1,045	0.02
Debt restructuring and debt issuance cost amortization	2,879	0.06	5,329	0.12
ANI adjustments attributable to non–controlling interests	2,848	0.06	6,233	0.14
Tax related items	(17,904)	(0.40)	(614)	(0.01)
Dilutive impact of stock awards[1]	—	—	—	(0.01)
Adjusted net income attributable to shareholders	$111,116	$2.45	$70,854	$1.59

	Nine Months Ended September 30,
	2021		2020
		per diluted share		per diluted share
Net income (loss) attributable to shareholders	$11,897	0.26	$(9,438)	(0.22)
Unrealized (gain) loss on financial instruments	(19,470)	(0.43)	32,115	0.73
Net foreign currency remeasurement loss	11,375	0.25	31,973	0.73
Change in fair value of contingent consideration	44,900	0.99	—	—
Acquisition–related intangible amortization	134,713	2.97	127,847	2.92
Other acquisition and divestiture related items	28,881	0.64	36,005	0.82
Loss on sale of subsidiary	—	—	46,362	1.06
Stock–based compensation	62,771	1.38	45,059	1.03
Other costs	15,653	0.35	7,980	0.18
Debt restructuring and debt issuance cost amortization	19,432	0.43	9,989	0.23
ANI adjustments attributable to non–controlling interests	69,854	1.54	(52,101)	(1.19)
Tax related items	(82,722)	$(1.82)	$(72,298)	$(1.65)
Dilutive impact of stock awards[1]	—	—	—	(0.03)
Adjusted net income attributable to shareholders	$297,284	$6.56	$203,493	$4.61

1 As the Company reported a net loss for the three and nine months ended September 30, 2020 under U.S. Generally Accepted Accounting Principles (“GAAP”), the diluted weighted average shares outstanding equals the basic weighted average shares outstanding for those periods. The non-GAAP adjustments described above resulted in adjusted net income attributable to shareholders (versus a loss on a GAAP basis) for the three and nine months ended September 30, 2020. Therefore, dilutive common stock equivalents have been included in the calculation of adjusted diluted weighted average shares outstanding to arrive at adjusted per share data.

Reconciliation of GAAP Operating Income to Total Segment Adjusted Operating Income and Adjusted Operating Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Operating income	$100,822	$1,845	$233,641	$105,456
Unallocated corporate expenses	20,977	14,817	54,360	45,313
Acquisition-related intangible amortization	46,965	42,831	134,713	127,847
Other acquisition and divestiture related items	7,012	15,430	32,498	31,107
Loss on sale of subsidiary	—	46,362	—	46,362
Stock-based compensation	22,166	18,170	62,771	45,059
Other costs	1,711	1,045	15,653	7,980
Debt restructuring costs	120	(240)	6,056	525
Total segment adjusted operating income	$199,773	$140,260	$539,692	$409,649
Unallocated corporate expenses	(20,977)	(14,817)	(54,360)	(45,313)
Adjusted operating income	$178,796	$125,443	$485,332	$364,336

The Company's non-GAAP adjusted net income excludes unrealized gains and losses on financial instruments, net foreign currency gains and losses, changes in fair value of contingent consideration, acquisition-related intangible amortization, other acquisition and divestiture related items, loss on sale of subsidiary, stock-based compensation, other costs, debt restructuring and debt issuance cost amortization, adjustments attributable to our non-controlling interests and certain tax related items.

The Company's non-GAAP adjusted operating income excludes acquisition-related intangible amortization, other acquisition and divestiture related items, loss on sale of subsidiary, stock-based compensation, other costs, and debt restructuring costs. Total segment adjusted operating income incorporates these same adjustments and further excludes unallocated corporate expenses.

Although adjusted net income, adjusted operating income and total segment adjusted operating income are not calculated in accordance with GAAP, these non-GAAP measures are integral to the Company's reporting and planning processes and the chief operating decision maker of the Company uses segment adjusted operating income to allocate resources among our operating segments. The Company considers these measures integral because they exclude the above specified items that the Company's management excludes in evaluating the Company's performance. Specifically, in addition to evaluating the Company's performance on a GAAP basis, management evaluates the Company's performance on a basis that excludes the above items because:

  Exclusion of the non-cash, mark-to-market adjustments on financial instruments, including interest rate swap agreements and investment securities, helps management identify and assess trends in the Company's underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with these financial instruments. Additionally, the non-cash mark-to-market adjustments on financial instruments are difficult to forecast accurately, making comparisons across historical and future quarters difficult to evaluate.
  Net foreign currency gains and losses primarily result from the remeasurement to functional currency of cash, accounts receivable and accounts payable balances, certain intercompany notes denominated in foreign currencies and any gain or loss on foreign currency hedges relating to these items. The exclusion of these items helps management compare changes in operating results between periods that might otherwise be obscured due to currency fluctuations.
  The change in fair value of contingent consideration, which is related to the acquisition of certain contractual rights to serve as custodian or sub-custodian to health savings accounts, is dependent upon changes in future interest rate assumptions and has no significant impact on the ongoing operations of the Company. Additionally, the non-cash, mark-to-market adjustments are difficult to forecast accurately, making comparisons across historical and future quarters difficult to evaluate.
  The Company considers certain acquisition-related costs, including investment banking fees, warranty and indemnity insurance, certain integration related expenses and amortization of acquired intangibles, as well as gains and losses from divestitures, to be unpredictable, dependent on factors that may be outside of our control and unrelated to the continuing operations of the acquired or divested business or the Company. In addition, the size and complexity of an acquisition, which often drives the magnitude of acquisition-related costs, may not be indicative of such future costs. The Company believes that excluding acquisition-related costs and gains or losses on divestitures facilitates the comparison of our financial results to the Company's historical operating results and to other companies in our industry.
  The loss on sale of subsidiary relates to the divestiture of the Company’s former Brazilian subsidiary as of the date of sale, September 30, 2020, and the associated write-off of its assets and liabilities. As previously discussed, gains and losses from divestitures are considered by the Company to be unpredictable and dependent on factors that may be outside of our control. The exclusion of these gains and losses are consistent with the Company’s practice of excluding other non-recurring items associated with strategic transactions.
  Stock-based compensation is different from other forms of compensation as it is a non-cash expense. For example, a cash salary generally has a fixed and unvarying cash cost. In contrast, the expense associated with an equity-based award is generally unrelated to the amount of cash ultimately received by the employee, and the cost to the Company is based on a stock-based compensation valuation methodology and underlying assumptions that may vary over time.
  We exclude certain other costs when evaluating our continuing business performance when such items are not consistently occurring and do not reflect expected future operating expense, nor provide insight into the fundamentals of current or past operations of our business. These include costs related to certain identified initiatives (including technology initiatives) to further streamline the business, improve the Company's efficiency, create synergies, and globalize the Company's operations, all with an objective to improve scale and efficiency and increase profitability going forward. For the nine months ended September 30, 2021, other costs additionally include a penalty of $10.3 million incurred on termination of a vendor contract. For the three and nine months ended September 30, 2020, other costs include certain costs incurred in association with COVID-19, including the cost of providing additional health, welfare and technological support to our employees as they work remotely.
  Debt restructuring and debt issuance cost amortization are unrelated to the continuing operations of the Company. Debt restructuring costs do not reflect expected future operating expense, nor do they provide insight into the fundamentals of current or past operations of our business. In addition, since debt issuance cost amortization is dependent upon the financing method, which can vary widely company to company, we believe that excluding these costs helps to facilitate comparison to historical results as well as to other companies within our industry.
  The adjustments attributable to non-controlling interests, including adjustments to the redemption value of a non-controlling interest, have no significant impact on the ongoing operations of the business.
  The tax related items are the difference between the Company’s U.S. GAAP tax provision and a pro forma tax provision based upon the Company’s adjusted net income before taxes as well as the impact from certain discrete tax items. The methodology utilized for calculating the Company’s adjusted net income tax provision is the same methodology utilized in calculating the Company’s U.S. GAAP tax provision.
  The Company does not allocate certain corporate expenses to our operating segments, as these items are centrally controlled and are not directly attributable to any reportable segment.

For the same reasons, WEX believes that adjusted net income, adjusted operating income and total segment adjusted operating income may also be useful to investors when evaluating the Company's performance. However, because adjusted net income, adjusted operating income and total segment adjusted operating income are non-GAAP measures, they should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income, adjusted operating income and total segment adjusted operating income as used by WEX may not be comparable to similarly titled measures employed by other companies.

Exhibit 2 Impact of Certain Macro Factors on Reported Revenue and Adjusted Net Income (in thousands, except per share data) (unaudited)

The table below shows the impact of certain macro factors on reported revenue:

	Segment Revenue Results
	Fleet Solutions		Travel and Corporate Solutions		Health and Employee Benefit Solutions		Total WEX Inc.
	Three months ended September 30,
	2021	2020	2021	2020	2021	2020	2021	2020
Reported revenue	$286,361	$228,704	$91,002	$64,296	$105,401	$89,116	$482,764	$382,116
FX impact (favorable) / unfavorable	$(790)	$—	$(223)	$—	$—	$—	$(1,013)	$—
PPG impact (favorable) / unfavorable	$(34,894)	$—	$—	$—	$—	$—	$(34,894)	$—

	Segment Revenue Results
	Fleet Solutions		Travel and Corporate Solutions		Health and Employee Benefit Solutions		Total WEX Inc.
	Nine months ended September 30,
	2021	2020	2021	2020	2021	2020	2021	2020
Reported revenue	$804,586	$682,931	$243,406	$203,150	$305,012	$274,798	$1,353,004	$1,160,879
FX impact (favorable) / unfavorable	$(8,406)	$—	$(1,101)	$—	$—	$—	$(9,507)	$—
PPG impact (favorable) / unfavorable	$(67,199)	$—	$—	$—	$—	$—	$(67,199)	$—

To determine the impact of foreign exchange translation (“FX”) on revenue, revenue from entities whose functional currency is not denominated in U.S. dollars, as well as revenue from purchase volume transacted in non-U.S. denominated currencies, were translated using the weighted average exchange rates for the same period in the prior year, exclusive of revenue derived from 2020 acquisitions for one year following the acquisition dates.

To determine the impact of price per gallon of fuel (“PPG”) on revenue, revenue subject to changes in fuel prices was calculated based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend, exclusive of revenue derived from 2020 acquisitions for one year following the acquisition dates. For the portions of our business that earn revenue based on margin spreads, revenue was calculated utilizing the comparable margin from the prior year.

The table below shows the impact of certain macro factors on Adjusted Net Income:

	Segment Estimated Earnings Impact
	Fleet Solutions		Travel and Corporate Solutions		Health and Employee Benefit Solutions
	Three months ended September 30,
	2021	2020	2021	2020	2021	2020
FX impact (favorable) / unfavorable	$(426)	$—	$(165)	$—	$2	$—
PPG impact (favorable) / unfavorable	$(22,035)	$—	$—	$—	$—	$—
	Nine months ended September 30,
	2021	2020	2021	2020	2021	2020
FX impact (favorable) / unfavorable	$(4,061)	$—	$(704)	$—	$5	$—
PPG impact (favorable) / unfavorable	$(42,509)	$—	$—	$—	$—	$—

To determine the estimated earnings impact of FX on revenue and expenses from entities whose functional currency is not denominated in U.S. dollars, as well as revenue and variable expenses from purchase volume transacted in non-U.S. denominated currencies, amounts were translated using the weighted average exchange rates for the same period in the prior year, net of tax, exclusive of revenue and expenses derived from 2020 acquisitions for one year following the acquisition dates.

To determine the estimated earnings impact of PPG, revenue and certain variable expenses impacted by changes in fuel prices were adjusted based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend, net of applicable taxes, exclusive of revenue and expenses derived from 2020 acquisitions for one year following the acquisition dates. For the portions of our business that earn revenue based on margin spreads, revenue was adjusted to the comparable margin from the prior year, net of non-controlling interests and applicable taxes.

Exhibit 3 Selected Non-Financial Metrics (unaudited)
	Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2020
Fleet Solutions:
Payment processing transactions (000s) (1)	134,029	130,104	118,389	118,287	120,900
Payment processing gallons of fuel (000s) (2)	3,576,781	3,483,695	3,233,943	3,265,927	3,247,507
Average US fuel price (US$ / gallon)	$3.23	$3.04	$2.72	$2.26	$2.23
Payment processing $ of fuel (000s) (3)	$11,907,220	$10,995,418	$9,176,960	$7,767,530	$7,609,098
Net payment processing rate (4)	1.09%	1.15%	1.20%	1.27%	1.35%
Payment processing revenue (000s)	$130,006	$126,450	$110,577	$98,954	$102,419
Net late fee rate (5)	0.45%	0.41%	0.45%	0.54%	0.48%
Late fee revenue (000s) (6)	$53,104	$45,235	$41,150	$41,901	$36,232
Travel and Corporate Solutions:
Purchase volume (000s) (7)	$12,799,555	$8,736,019	$6,107,675	$4,968,321	$4,699,737
Net interchange rate (8)	0.62%	0.78%	0.94%	1.26%	1.13%
Payment solutions processing revenue (000s)	$79,815	$68,282	$57,248	$62,376	$53,239
Health and Employee Benefit Solutions:
Purchase volume (000s) (9)	$1,173,913	$1,311,131	$1,484,226	$1,074,977	$1,120,786
Average number of SaaS accounts (000s) (10)	16,912	16,380	15,513	14,502	14,599

Definitions and explanations:

(1) Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with WEX.
(2) Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with WEX.
(3) Payment processing dollars of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with WEX.
(4) Net payment processing rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants,less certain discounts given to customers and network fees.
(5) Net late fee rate represents late fee revenue as a percentage of fuel purchased by fleets that have a payment processing relationship with WEX.
(6) Late fee revenue represents fees charged for payments not made within the terms of the customer agreement based upon the outstanding customer receivable balance.
(7) Purchase volume represents the total dollar value of all WEX issued transactions that use WEX corporate card products and virtual card products.
(8) Net interchange rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants, less certain discounts given to customers and network fees.
(9) Purchase volume in the Health and Employee Benefit Solutions segment represents the total US dollar value of all transactions where interchange is earned by WEX.
(10) Average number of Health and Employee Benefit Solutions accounts represents the number of active Consumer Directed Health, COBRA, and billing accounts on our SaaS platforms in the United States.

Exhibit 4 Segment Revenue Information (in thousands) (unaudited)
	Three months ended September 30,		Increase (decrease)		Nine months ended September 30,		Increase (decrease)
Fleet Solutions	2021	2020	Amount	Percent	2021	2020	Amount	Percent
Revenues
Payment processing revenue	$130,006	$102,418	$27,588	27%	$367,032	$305,888	$61,144	20%
Account servicing revenue	43,671	39,350	4,321	11%	125,955	115,252	10,703	9%
Finance fee revenue	67,529	46,129	21,400	46%	178,627	143,934	34,693	24%
Other revenue	45,155	40,807	4,348	11%	132,972	117,857	15,115	13%
Total revenues	$286,361	$228,704	$57,657	25%	$804,586	$682,931	$121,655	18%
	Three months ended September 30,		Increase (decrease)		Nine months ended September 30,		Increase (decrease)
Travel and Corporate Solutions	2021	2020	Amount	Percent	2021	2020	Amount	Percent
Revenues
Payment processing revenue	$79,815	$53,239	$26,576	50%	$205,345	$166,768	$38,577	23%
Account servicing revenue	10,908	9,964	944	9%	32,817	31,210	1,607	5%
Finance fee revenue	200	145	55	38%	693	900	(207)	(23)%
Other revenue	79	948	(869)	(92)%	4,551	4,272	279	7%
Total revenues	$91,002	$64,296	$26,706	42%	$243,406	$203,150	$40,256	20%
	Three months ended September 30,		Increase (decrease)		Nine months ended September 30,		Increase (decrease)
Health and Employee Benefit Solutions	2021	2020	Amount	Percent	2021	2020	Amount	Percent
Revenues
Payment processing revenue	$16,305	$15,420	$885	6%	$55,564	$49,919	$5,645	11%
Account servicing revenue	83,145	63,103	20,042	32%	230,572	189,274	41,298	22%
Finance fee revenue	40	33	7	21%	101	111	(10)	(9)%
Other revenue	5,911	10,560	(4,649)	(44)%	18,775	35,494	(16,719)	(47)%
Total revenues	$105,401	$89,116	$16,285	18%	$305,012	$274,798	$30,214	11%

Exhibit 5 Segment Adjusted Operating Income and Adjusted Operating Income Margin Information (in thousands) (unaudited)

	Segment Adjusted Operating Income		Segment Adjusted Operating Income Margin(1)
	Three Months Ended September 30,		Three Months Ended September 30,
	2021	2020	2021	2020
Fleet Solutions	$144,853	$102,276	50.6%	44.7%
Travel and Corporate Solutions	$31,057	$14,184	34.1%	22.1%
Health and Employee Benefit Solutions	$23,863	$23,800	22.6%	26.7%
Total segment adjusted operating income	$199,773	$140,260	41.4%	36.7%

	Segment Adjusted Operating Income		Segment Adjusted Operating Income Margin(1)
	Nine Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Fleet Solutions	$400,976	$284,064	49.8%	41.6%
Travel and Corporate Solutions	$55,229	$47,060	22.7%	23.2%
Health and Employee Benefit Solutions	$83,487	$78,525	27.4%	28.6%
Total segment adjusted operating income	$539,692	$409,649	39.9%	35.3%

(1) Segment adjusted operating income margin is derived by dividing segment adjusted operating income by the revenue of the corresponding segment (or the entire Company in the case of total segment adjusted operating income). See Exhibit 1 for a reconciliation of total segment adjusted operating income to GAAP operating income.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Adjusted operating income	$178,796	$125,443	$485,332	$364,336
Adjusted operating income margin (1)	37.0%	32.8%	35.9%	31.4%

(1) Adjusted operating income margin is derived by dividing adjusted operating income by revenue of the entire Company. See Exhibit 1 for a reconciliation of adjusted operating income to GAAP operating income.

Contacts

News media contact:
WEX
Rob Gould, 207-523-7429
robert.gould@wexinc.com

or

Investor contact:
WEX
Steve Elder, 207-523-7769
Steve.Elder@wexinc.com